Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2019 THIRD QUARTER FINANCIAL RESULTS

➢	Board of Directors Declares $0.06 Per Share Cash Dividend
➢	Authorizes $50 Million Share Repurchase Plan

Financial Highlights

•	2019 Q3 revenue of $865.1 million, compared to $908.9 million in 2018 Q3
•	Record 2019 Q3 net income attributable to Primoris of $35.6 million, or $0.70 per fully diluted share
o	Compared to $32.7 million, or $0.63 per fully diluted share, in 2018 Q3, a 9.0% increase
•	2019 Q3 SG&A 5.8% of revenue, compared to 2018 Q3 5.7% of revenue
•	Total Backlog of $3.2 billion at September 30, 2019, a 16.3% increase over December 31, 2018
•	Successful resolution of various claims in the Civil segment
•	Strong Cash Flows from Operations
•	Reaffirmed 2019 EPS Guidance

Dallas, TX – November 4, 2019–  Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2019.

The Company also announced that on October 31, 2019 its Board of Directors authorized a $50 million share repurchase plan and declared a $0.06 per share cash dividend to stockholders of record on December 31, 2019, payable on or about January 15, 2020.

David King, Executive Chairman and Chief Executive Officer of Primoris, commented, “I am pleased to say that Primoris had another great quarter, with strong project execution and continued cost control leading to a record net income.  The lack of major storm repair work and project delays created a slight headwind compared to last year, but it was more than offset by benefits from the partial resolution of outstanding claims.  Over the past year we have seen our backlog grow 19%, growing both our Fixed and MSA backlog, thanks to the combined efforts of our dedicated sales and operations teams.  As expected, we saw a significant positive swing in our operating cash flow in the third quarter, allowing us to continue reducing our debt levels while maintaining a robust capital expenditure program, actively evaluating additional acquisition opportunities, and initiating a share repurchase program.”

Mr. King continued, “Primoris’ diverse end markets remain strong.  The forces driving demand for our utility work are creating long-term opportunities to improve our country’s electric and natural gas infrastructure.  The bidding activity in our renewables, petrochemical, and LNG end markets indicate strength in those markets as we head into 2020, and the pipeline market continues to provide multiple avenues for growth, notwithstanding individual project delays.  We expect our momentum to continue in the fourth quarter and well into 2020, delivering positive results for our customers and shareholders.”

2019 THIRD QUARTER RESULTS OVERVIEW

Revenue was $865.1 million for the three months ended September 30, 2019, a decrease of $43.8 million, or 4.8%, compared to the same period in 2018. The decrease was primarily due to lower revenue in our Pipeline segment, partially offset by growth in our Power and Utilities segments.  Gross profit was $108.4 million for the three months ended September 30, 2019, an increase of $1.9 million, or 1.8%, compared to the same period in 2018.  The increase was primarily due to increases in our Civil and Utilities segments, partially offset by lower gross profit in our Power, Transmission, and Pipeline segments. Gross profit as a percentage of revenue increased to 12.5% in the three months ended September 30, 2019 from 11.7% in the same period in 2018 due primarily to a favorable impact from partial claims resolution in our Civil segment associated with the Belton area projects, partially offset by higher costs associated with two industrial projects in our Power segment.

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended September 30,
	2019		2018
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$200,657	23.2%	$181,822	20.0%
Pipeline	133,590	15.4%	213,073	23.4%
Utilities	281,561	32.6%	269,652	29.7%
Transmission	128,784	14.9%	121,526	13.4%
Civil	120,472	13.9%	122,829	13.5%
Total	$865,064	100.0%	$908,902	100.0%

	For the nine months ended September 30,
	2019		2018
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$518,210	22.4%	$515,378	25.0%
Pipeline	405,647	17.5%	361,261	17.5%
Utilities	650,079	28.1%	665,214	32.3%
Transmission	382,581	16.5%	163,980	7.9%
Civil	360,034	15.5%	355,975	17.3%
Total	$2,316,551	100.0%	$2,061,808	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended September 30,
	2019		2018
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$15,525	7.7%	$32,077	17.6%
Pipeline	19,657	14.7%	24,999	11.7%
Utilities	48,892	17.4%	35,348	13.1%
Transmission	4,836	3.8%	13,958	11.5%
Civil	19,511	16.2%	123	0.1%
Total	$108,421	12.5%	$106,505	11.7%

	For the nine months ended September 30,
	2019		2018
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$58,890	11.4%	$76,674	14.9%
Pipeline	46,204	11.4%	43,568	12.1%
Utilities	87,999	13.5%	78,963	11.9%
Transmission	21,664	5.7%	19,679	12.0%
Civil	26,655	7.4%	3,600	1.0%
Total	$241,412	10.4%	$222,484	10.8%

Power, Industrial, & Engineering Segment (“Power”):  Revenue increased by $18.8 million, or 10.4%, for the three months ended September 30, 2019, compared to the same period in 2018. The increase is primarily due to a West Texas solar facility project that began in 2019 and a carbon monoxide and hydrogen plant project that began in 2019. The overall increase was partially offset by the substantial completion of refinery projects in Southern California and our Carlsbad joint venture project in 2018.  Gross profit for the three months ended September 30, 2019, decreased by $16.6 million, or 51.6% compared to the same period in 2018.  The decrease is primarily due to a partial settlement in the third quarter of 2018 of a disputed receivable and higher costs associated with two industrial projects in the third quarter of 2019. Gross profit as a percentage of revenue decreased to 7.7% during the three months ended September 30, 2019, compared to 17.6% in the same period in 2018, primarily due to the reasons above and a strong performance and favorable margins realized by our Carlsbad joint venture project in 2018.

Pipeline & Underground Segment (“Pipeline”):  Revenue decreased by $79.5 million, or 37.3%, for the three months ended September 30, 2019, compared to the same period in 2018. The decrease is primarily due to the substantial completion of a major pipeline project in West Texas in the second quarter of 2019 and reduced activity on a major pipeline project in the Mid-Atlantic. These amounts were partially offset by a pipeline project in the Pacific Northwest that began in 2019.  Gross profit for the three months ended September 30, 2019 decreased by $5.3 million, or 21.4%, compared to the same period in 2018 due to lower revenue, partially offset by higher margins. Gross profit as a percentage of revenue increased to 14.7% during the three months ended September 30, 2019, compared to 11.7% in the same period in 2018, primarily due to the favorable impact from the closeout of multiple pipeline projects in 2019.

Utilities & Distribution Segment (“Utilities”):   Revenue increased by $11.9 million, or 4.4%, for the three months ended September 30, 2019, compared to the same period in 2018, primarily due to increased activity with two major utility customers in the Midwest and a utility customer in Texas, partially offset by decreased activity with a major utility customer in California.  Gross profit for the three months ended September 30, 2019, increased by $13.5 million, or 38.3%, compared to the same period in 2018, primarily due to higher revenue and margins. Gross profit as a percent of revenue increased to 17.4% during the three months ended September 30, 2019, compared to 13.1%, in the same period in 2018, primarily due to an increase in higher margin projects in 2019.

Transmission & Distribution Segment (“Transmission”): The Transmission segment was created in connection with the acquisition of Willbros in the second quarter of 2018. Revenue increased by $7.3 million, or 6.0%, for the three months ended September 30, 2019, compared to the same period in 2018 primarily due to increased activity with a major utility customer in the Midwest and Southeast, partially offset by the substantial completion of a major project in the Southeast in 2018.  Gross profit for the three months ended September 30, 2019, decreased by $9.1 million, or 65.4%, due primarily to lower margins, partially offset by higher revenue.  Gross profit as a percentage of revenue decreased to 3.8% during the three months ended September 30, 2019, compared to 11.5% in the same period in 2018, primarily due to a reduction in higher margin storm work, upfront costs to expand our operations, and relocation costs to move crews in 2019, along with strong performance on a major project in the Southeast in 2018.

Civil Segment (“Civil”):   Revenue decreased by $2.4 million, or 1.9%, for the three months ended September 30, 2019, compared to the same period in 2018. The decrease is primarily due to the substantial completion of an ethylene plant project in the second quarter of 2019 and lower Texas Department of Transportation volumes. These amounts are partially offset by a methanol plant project and a project with a major refining customer that both began in 2019 and higher Louisiana Department of Transportation volumes.  Gross profit increased by $19.4 million for the three months ended September 30, 2019, compared to the same period in 2018, primarily due to a favorable impact from the resolution of claims associated with three of the Belton area projects in 2019 and increased profit on Louisiana DOT projects. Gross profit as a percentage of revenue increased to 16.2% during the three months ended September 30, 2019, compared to 0.1% in the same period in 2018, due primarily to the reasons noted above.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses were $49.8 million during the three months ended September 30, 2019, a decrease of $1.8 million, or 3.4%, compared to 2018 primarily due to a $2.0 million decrease in compensation related expenses. SG&A expense as a percentage of revenue was consistent with the same period in 2018.

Interest expense for the three months ended September 30, 2019, decreased compared to the same period in 2018, due primarily to $2.3 million of additional interest during the three months ended September 30, 2018, related to the early extinguishment of senior notes, partially offset by a $0.6 million unrealized loss on the change in the fair value of our interest rate swap agreement during the three months ended September 30, 2019.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 29.0% for the nine months ended September 30, 2019.  The rate differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses.

OUTLOOK

The Company reaffirms its estimate that for the fiscal year ending December 31, 2019, net income attributable to Primoris is expected to be between $1.60 and $1.80 per fully diluted share.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at September 30, 2019 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$400	$112	$512	89%
Pipeline	712	142	854	67%
Utilities	57	708	765	100%
Transmission	24	446	470	100%
Civil	604	6	610	67%
Total	$1,797	$1,414	$3,211	83%

At September 30, 2019, Fixed Backlog was $1.80 billion, compared to $1.48 billion at December 31, 2018.

At September 30, 2019, MSA Backlog was $1.41 billion, compared to $1.28 billion at December 31, 2018.  During the third quarter of 2019, approximately $367 million of revenue was recognized from MSA projects.  MSA Backlog represents estimated MSA revenue for the next four quarters.

Total Backlog at September 30, 2019 was $3.21 billion, compared to $2.76 billion at December 31, 2018.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue.  Revenue from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog.  At any time, any project may be cancelled at the convenience of our customers.

SHARE REPURCHASE PLAN

The Company’s Board of Directors has authorized a share repurchase program under which Primoris may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $50 million.  The share repurchase program expires December 31, 2020.

CONFERENCE CALL

David King, Chairman and Chief Executive Officer; Tom McCormick, President; and Ken Dodgen, Executive Vice President and Chief Financial Officer, will host a conference call, Monday, November 4, 2019 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13695817, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the larger publicly traded specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, specialty services, fabrication, maintenance, replacement, and engineering services to major public utilities, petrochemical companies, refiners, energy companies, municipalities, state departments of transportation, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2018, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Kenneth M. Dodgen	Kate Tholking
Executive Vice President, Chief Financial Officer	Vice President of Investor Relations
(214) 740-5608	(214) 740-5615
kdodgen@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$865,064	$908,902	$2,316,551	$2,061,808
Cost of revenue	756,643	802,397	2,075,139	1,839,324
Gross profit	108,421	106,505	241,412	222,484
Selling, general and administrative expenses	49,827	51,604	141,477	132,049
Merger and related costs	—	3,827	—	13,190
Operating income	58,594	51,074	99,935	77,245
Other income (expense):
Foreign exchange (loss) gain	(136)	(69)	(724)	1,444
Other income (expense), net	(2,928)	32	(3,121)	(751)
Interest income	42	932	610	1,544
Interest expense	(5,186)	(6,448)	(17,494)	(11,637)
Income before provision for income taxes	50,386	45,521	79,206	67,845
Provision for income taxes	(14,560)	(10,716)	(22,620)	(14,633)
Net income	35,826	34,805	56,586	53,212

Less net income attributable to noncontrolling interests	(178)	(2,114)	(1,204)	(8,118)

Net income attributable to Primoris	$35,648	$32,691	$55,382	$45,094

Dividends per common share	$0.06	$0.06	$0.18	$0.18

Earnings per share:
Basic	$0.70	$0.64	$1.09	$0.88
Diluted	$0.70	$0.63	$1.08	$0.87
Weighted average common shares outstanding:
Basic	50,976	51,403	50,887	51,471
Diluted	51,215	51,735	51,210	51,760

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$43,837	$151,063
Accounts receivable, net	551,543	372,695
Contract assets	331,910	364,245
Prepaid expenses and other current assets	34,222	36,444
Total current assets	961,512	924,447
Property and equipment, net	379,739	375,884
Operating lease assets	228,100	—
Deferred tax assets	888	1,457
Intangible assets, net	72,581	81,198
Goodwill	215,103	206,159
Other long-term assets	11,046	5,002
Total assets	$1,868,969	$1,594,147
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$219,792	$249,217
Contract liabilities	189,664	189,539
Accrued liabilities	219,472	117,527
Dividends payable	3,059	3,043
Current portion of long-term debt	60,104	62,488
Total current liabilities	692,091	621,814
Long-term debt, net of current portion	307,397	305,669
Noncurrent operating lease liabilities, net of current portion	162,418	—
Deferred tax liabilities	3,611	8,166
Other long-term liabilities	49,289	51,515
Total liabilities	1,214,806	987,164
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	146,765	144,048
Retained earnings	507,269	461,075
Accumulated other comprehensive loss	(338)	(908)
Noncontrolling interest	462	2,763
Total stockholders’ equity	654,163	606,983
Total liabilities and stockholders’ equity	$1,868,969	$1,594,147

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net income	$56,586	$53,212
Adjustments to reconcile net income to net cash used in operating activities (net of effect of acquisitions):
Depreciation	55,936	47,708
Amortization of intangible assets	8,617	8,287
Stock-based compensation expense	1,218	748
Gain on sale of property and equipment	(7,017)	(3,212)
Other non-cash items	240	180
Changes in assets and liabilities:
Accounts receivable	(177,942)	(78,819)
Contract assets	32,274	(85,817)
Other current assets	1,219	11,061
Other long-term assets	167	(957)
Accounts payable	(29,757)	24,099
Contract liabilities	(3,915)	(11,061)
Operating lease assets and liabilities, net	(1,489)	—
Accrued liabilities	17,662	16,400
Other long-term liabilities	6,085	5,298
Net cash used in operating activities	(40,116)	(12,873)
Cash flows from investing activities:
Purchase of property and equipment	(78,255)	(80,766)
Issuance of a note receivable	—	(15,000)
Proceeds from a note receivable	—	15,000
Proceeds from sale of property and equipment	24,393	9,655
Cash paid for acquisitions, net of cash and restricted cash acquired	—	(111,030)
Net cash used in investing activities	(53,862)	(182,141)
Cash flows from financing activities:
Borrowings under revolving line of credit	212,880	170,000
Payments on revolving line of credit	(212,880)	(170,000)
Proceeds from issuance of long-term debt	55,008	239,467
Repayment of long-term debt	(55,824)	(127,291)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,804	1,498
Payment of taxes on conversion of Restricted Stock Units	(1,519)	—
Payment of contingent earnout liability	—	(1,200)
Cash distribution to noncontrolling interest holders	(3,505)	(8,750)
Repurchase of common stock	—	(8,479)
Dividends paid	(9,152)	(9,271)
Other	(328)	(1,113)
Net cash (used in) provided by financing activities	(13,516)	84,861
Effect of exchange rate changes on cash and cash equivalents	268	(193)
Net change in cash and cash equivalents	(107,226)	(110,346)
Cash and cash equivalents at beginning of the period	151,063	170,385
Cash and cash equivalents at end of the period	$43,837	$60,039